
                                                                   EXHIBIT 10.78


                                                                  MARCH 26, 2001






                           SALE AND PURCHASE AGREEMENT

                                  BY AND AMONG

                                   WCS, INC.,

                                       AND

                          WILLIAMS COMMUNICATIONS, LLC

                                       AND

                            TELUS COMMUNICATIONS INC.


                           DATED AS OF MARCH 26, 2001


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                                                     ARTICLE 1.
                                                    DEFINITIONS

         SECTION 1.1           CERTAIN DEFINED TERMS.............................................................1

                                                     ARTICLE 2.
                                                 PURCHASE AND SALE

         SECTION 2.1           PURCHASE AND SALE OF THE PURCHASED SHARES.........................................8

         SECTION 2.2           PURCHASE PRICE....................................................................8

         SECTION 2.3           CLOSING...........................................................................9

         SECTION 2.4           CLOSING DELIVERIES................................................................9

         SECTION 2.5           SALE OF ASSETS BY, DISTRIBUTIONS FROM AND CONTRIBUTIONS TO THE
                               CORPORATION PRIOR TO THE CLOSING DATE............................................11

         SECTION 2.6           SECTION 116 CERTIFICATE..........................................................11

         SECTION 2.7           ADJUSTMENT OF PURCHASER'S CLOSING PAYMENT........................................13

                                                     ARTICLE 3.
                            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE CORPORATION

         SECTION 3.1           ORGANIZATION AND AUTHORITY.......................................................15

         SECTION 3.2           STATUS OF THE CORPORATION........................................................15

         SECTION 3.3           PURCHASED SHARES.................................................................16

         SECTION 3.4           SUBSIDIARIES.....................................................................16

         SECTION 3.5           NO CONFLICT......................................................................16

         SECTION 3.6           CONSENTS AND APPROVALS...........................................................16

         SECTION 3.7           FINANCIAL INFORMATION............................................................17

         SECTION 3.8           ABSENCE OF CERTAIN CHANGES, CONDITIONS AND EVENTS................................17

         SECTION 3.9           CONTRACTS........................................................................18

         SECTION 3.10          LITIGATION.......................................................................18

         SECTION 3.11          TAXES............................................................................18

         SECTION 3.12          LICENSES, PERMITS, AUTHORIZATIONS, ETC. .........................................19

         SECTION 3.13          EMPLOYEES AND EMPLOYEE BENEFIT MATTERS...........................................19

         SECTION 3.14          ENVIRONMENTAL MATTERS............................................................22

         SECTION 3.15          REAL PROPERTY....................................................................22

         SECTION 3.16          INSURANCE........................................................................22


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
         SECTION 3.17          LEGAL COMPLIANCE.................................................................22

         SECTION 3.18          INTELLECTUAL PROPERTY............................................................23

         SECTION 3.19          BROKERS..........................................................................25

         SECTION 3.20          EXTENT OF REPRESENTATIONS AND WARRANTIES.........................................25

         SECTION 3.21          CERTIFICATES.....................................................................25

         SECTION 3.22          BOOKS AND RECORDS................................................................25

         SECTION 3.23          FULL DISCLOSURE..................................................................25

         SECTION 3.24          CNG..............................................................................25

                                                     ARTICLE 4.
                                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         SECTION 4.1           ORGANIZATION AND AUTHORITY.......................................................26

         SECTION 4.2           NO CONFLICT......................................................................26

         SECTION 4.3           CONSENTS AND APPROVALS...........................................................26

         SECTION 4.4           LITIGATION.......................................................................26

         SECTION 4.5           FINANCING........................................................................27

         SECTION 4.6           BROKERS..........................................................................27

         SECTION 4.7           EMPLOYEE BENEFITS................................................................27

                                                     ARTICLE 5.
                                        COVENANTS AND ADDITIONAL AGREEMENTS

         SECTION 5.1           CONDUCT OF BUSINESS PRIOR TO THE CLOSING.........................................27

         SECTION 5.2           ACCESS TO INFORMATION............................................................28

         SECTION 5.3           CONFIDENTIALITY..................................................................28

         SECTION 5.4           REGULATORY AND OTHER AUTHORIZATIONS AND CONSENTS.................................28

         SECTION 5.5           TAX MATTERS......................................................................29

         SECTION 5.6           NOTICE OF BREACHES...............................................................34

         SECTION 5.7           WILLIAMS MARKS...................................................................34

         SECTION 5.8           ENTERPRISE SOFTWARE..............................................................34

         SECTION 5.9           CROSS LICENSE AGREEMENT..........................................................35

         SECTION 5.10          TRANSITION SERVICES AGREEMENT....................................................36

         SECTION 5.11          DISTRIBUTION AGREEMENT...........................................................36

         SECTION 5.12          ASSETS TO BE PROVIDED BEFORE CLOSING.............................................36



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
                                                     ARTICLE 6.
                                               CONDITIONS TO CLOSING

         SECTION 6.1           CONDITIONS TO OBLIGATIONS OF SELLER..............................................36

         SECTION 6.2           CONDITIONS TO OBLIGATIONS OF THE PURCHASER.......................................38

         SECTION 6.3           REASONABLE EFFORTS...............................................................39

         SECTION 6.4           NON-COMPETITION, CONFIDENTIALITY AND NON-SOLICITATION............................40

                                                     ARTICLE 7.
                                                  INDEMNIFICATION

         SECTION 7.1           SURVIVAL.........................................................................44

         SECTION 7.2           INDEMNIFICATION..................................................................44

         SECTION 7.3           TAX MATTERS......................................................................47

                                                     ARTICLE 8.
                                               TERMINATION AND WAIVER

         SECTION 8.1           TERMINATION......................................................................47

         SECTION 8.2           EFFECT OF TERMINATION............................................................48

         SECTION 8.3           WAIVER...........................................................................48

                                                     ARTICLE 9.
                                                   MISCELLANEOUS

         SECTION 9.1           EXPENSES.........................................................................48

         SECTION 9.2           NOTICES..........................................................................49

         SECTION 9.3           PUBLIC ANNOUNCEMENTS.............................................................49

         SECTION 9.4           HEADINGS.........................................................................50

         SECTION 9.5           SEVERABILITY.....................................................................50

         SECTION 9.6           ENTIRE AGREEMENT.................................................................50

         SECTION 9.7           ASSIGNMENT.......................................................................50

         SECTION 9.8           NO THIRD PARTY BENEFICIARIES.....................................................50

         SECTION 9.9           AMENDMENT........................................................................50

         SECTION 9.10          GOVERNING LAW....................................................................51

         SECTION 9.11          COUNTERPARTS.....................................................................51

         SECTION 9.12          FACSIMILE SIGNATURES.............................................................51

         SECTION 9.13          NO PRESUMPTION...................................................................51

         SECTION 9.14          RULES OF INTERPRETATION..........................................................51

         SECTION 9.15          SCHEDULES........................................................................52

         SECTION 9.16          FURTHER ASSURANCES...............................................................53


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                           SALE AND PURCHASE AGREEMENT

         This SALE AND PURCHASE AGREEMENT (this "Agreement"), dated as of March 26, 2001, is made by and among:

                  WCS, INC., a Delaware corporation ("Seller"), and

                  WILLIAMS COMMUNICATIONS, LLC, a Delaware limited liability company ("Seller's Parent"), and

                  TELUS COMMUNICATIONS INC., a Canadian corporation
                  ("Purchaser").

WITNESSETH:

         WHEREAS, Seller is the owner of sixteen (16) common shares of Williams Communications Canada, Inc., a Canada corporation (the "Corporation"), which represents all of the issued and outstanding shares in the capital of the Corporation (the "Purchased Shares");

         WHEREAS, the Corporation has agreed to sell the CNG Business (as defined in the Agreement) to Milgo Solutions Canada Company;

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Shares, upon completion of the sale of the CNG Business and upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

Section 1.1 CERTAIN DEFINED TERMS.

         As used in this Agreement, the following terms shall have the meanings set forth below:

          "Accounts Payable" means all amounts in connection with the Business due and owing by the Corporation to traders, suppliers and other persons in the ordinary course of business.

         "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and any other amount due to the Corporation including any refunds (other than refundable income taxes of Seller) and rebates receivable in connection with the Business, and the benefit of all security (including Cash deposits), guarantees and other collateral held by the Corporation in connection with the Business.

         "Affiliate" has the meaning given in the Business Corporations Act (Ontario), as amended from time to time.


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                                      -2-


         "Agreement" means this Sale and Purchase Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement and references to "Article" or "Section" or "Schedule" mean or refer to the specified Article, Section or Schedule to this Agreement.

         "Applicable Laws" means, in relation to any other person, transaction or event, whether or not having the force of law, all applicable provisions of laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of any Governmental Entity or Person acting under the authority of a Governmental Entity.

         "Balance Sheet" has the meaning set forth in Section 3.7.

         "Benefit Plan(s)" has the meaning set forth in Section 3.13(b).

         "Books and Records" means all books and records of the Corporation, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, Tax Returns, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media relating solely and exclusively to the Business.

         "Business" means the business of the Corporation as conducted as of the date hereof excluding the CNG Business.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Toronto, Ontario.

         "Cash" means funds and/or monies held at the Corporation's financial institutions, including deposit accounts, chequing accounts, payroll accounts, investments in highly liquid securities, such as guaranteed investment certificates, bankers' acceptances and treasury bills, and funds and/or monies that are held at the Corporation's premises or are under the unrestricted control of the Corporation net of any current bank indebtedness.

         "Claims" means all claims, demands, actions, suits, causes of action, damages, losses, charges, judgements, debts, costs, liabilities or expenses, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

         "Claim Notice" has the meaning set forth in Section 7.2(d).

         "Closing" has the meaning set forth in Section 2.3.

         "Closing Date" has the meaning set forth in Section 2.3.

         "Closing Date Financial Certificate" means the certificate delivered pursuant to Section 2.4(a)(ii).


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                                      -3-


         "Closing Date Financial Statement" means the unaudited, internally-prepared balance sheet of Corporation as at the Closing Date, showing all of the assets and liabilities of the Corporation in connection with the Business, after giving effect to the proposed disposition of CNG Business, and the unaudited internally-prepared statement of income for the period January 1, 2001 to the Closing Date, also giving effect to the proposed disposition of CNG Business, and a statement of the Net Working Capital as at the Closing Date.

         "CNG Assets" means the assets, property, agreements, commitments, other contracts and liabilities which form the subject matter of the pro forma financial balance sheet for the CNG Business Sale Agreement, the benefit and the burden of the agreements listed in Schedule 2.5(a) and the Excluded Employees.

         "CNG Business" means the portion of the Corporation's business to be sold to Milgo Solutions Canada Company pursuant to the CNG Business Sale Agreement.

         "CNG Business Sale Agreement" means the Sale and Purchase Agreement between the Corporation as vendor, Milgo Solutions Canada Company as purchaser, and Seller's Parent, a copy of which is attached as Schedule 2.5(a).

         "Competition Act Approval" means (a) the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act by the Commissioner of Competition appointed under the Competition Act (the "Commissioner") to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of such Act with respect to the transactions contemplated by this Agreement; or (b) that the waiting period under section 123 of the Competition Act shall have expired and
(i) the Purchaser and the Seller shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to the Purchaser and the Seller; and (ii) the Commissioner shall not have made an application for an order under section 100 or section 104 of the Competition Act in respect of the transactions contemplated by this Agreement.

         "Contest" has the meaning set forth in Section 5.5.3(b).

         "Contracts" means all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements, whether written or oral, relating to the Business to which Seller or the Corporation is a party, or by which Seller or the Corporation is bound.

         "Current Assets" includes all Accounts Receivable net of reserves, costs in excess of billings, Inventories net of reserves, prepaid expenses and other current assets of the Business generated in the ordinary course of business, but excludes Cash and Deferred or Future Income Taxes.

         "Current Liabilities" includes all trade accounts payable, billings in excess of cost and earnings, deferred maintenance revenue, Taxes payable and accrued liabilities, including but not limited to, accruals for vacation pay, customer rebates and allowances for product returns and any other obligations of the Business incurred in the ordinary course of business but excludes Deferred or Future Income Taxes.

         "Deferred or Future Income Taxes" means any income tax assets or liabilities that arise on the temporary differences between the tax basis of an asset or liability and its carrying value on the Corporation's Financial Statements and Closing Date Financial Statements, as calculated in accordance with GAAP.

         "Distributed Assets" means the assets, property, agreements, commitments, other contracts and liabilities distributed from the Corporation to the Seller pursuant to Section 2.5(b) and more particularly described on
Schedule 2.5(b).

         "Employees" means all employees, save and except the Excluded Employees, of the Corporation as more particularly described in Schedule 3.13(c).

         "Encumbrances" means any pledge, lien, charge, security interest, lease, title retention agreement, mortgage, restriction, development or similar agreement, easement, right-of-way, title defect, option, adverse claim, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or encumbrance whether imposed by agreement, understanding, law, equity or otherwise against the assets of the Corporation of any kind or character whatsoever.

         "Enterprise Software" means "off-the-shelf" or enterprise software licensed from third parties that is used in or related to the Business and which is set out in Schedule 5.8.

         "Excluded Assets" means the CNG Assets and the Distributed Assets.

         "Excluded Employees" means all employees or contract employees of the Corporation who will be transferred to another company in connection with the sale of the Excluded Assets as described on Schedule 2.5(a).

         "Financial Statements" means the unaudited, internally prepared balance sheet of Corporation as at December 31, 2000 and the related statement of income for the year then ended prepared, in the opinion of the Corporation's management, in accordance with GAAP.

         "GAAP" means generally accepted accounting principles in Canada, as in effect from time to time.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, provincial, territorial or local, domestic or foreign, including without limitation the Canada Customs and Revenue Agency.

         "Indemnified Party" has the meaning set forth in Section 7.2(d).

         "Indemnifying Party" has the meaning set forth in Section 7.2(d).

         "Independent Auditor" means PricewaterhouseCoopers.

         "Intellectual Property" means all the intellectual property of the Corporation, other than that which are CNG Assets or Distribution Assets, and all intellectual property necessary to carry on the Business as it is currently being carried on by the Corporation as at the date hereof and will be all that is required to carry on the Business as it is currently being carried on at the Closing Date, including but not limited to:

         (a) any and all inventions, improvements and discoveries, whether or not reduced to practice and whether or not patentable or made the subject of a patent application or applications;

         (b) any invention disclosures, whether or not reduced to practice and whether or not yet made the subject of a patent application;

         (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including, without limitation, all reissues, divisions, continuations, continuations in part, extensions and reexaminations of the foregoing) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application;

         (d) trademarks, service marks, logos and brand names, whether or not registered, all applications and registrations including, without limitation, all marks registered in the Canadian trade mark office and all rights in the foregoing provided by international treaties and conventions;

         (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions;

         (f) trade secrets and confidential, technical and business information (including, without limitation, formulas, compositions, inventions and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice);

         (g) all rights to obtain and rights to apply for patents and trademark and copyright registrations and all other intellectual property registrations, whether currently existing or which will arise in the future;

         (h) any and all rights and benefits under any license arrangements or agreements which the Corporation has with any Other Parties whether express, implied or by reason of conduct or nature of trade;

         (i) any and all rights whether arising at law, in equity or by course of conduct or under any agreement under which the Corporation may make any claim or demand in relation to any right, title or interest in any intellectual property or related possessory or other proprietary right of any Other Party;

         (j) any and all rights to obtain injunctive relief for present and past infringement of any intellectual property;

         (k) any and all rights to any Encumbrances in or to or relating to any intellectual property of any Other Party;

         (l) any and all goodwill and reputation arising in or relating to the intellectual property of the Corporation or the Business;

         (m) any and all other intellectual property including industrial designs and integrated circuit topographies;

and shall include, but not be limited to, any and all intellectual property and any and all other proprietary rights and interests that may exist or arise in:

         (n) the content of the Corporation's website located at www.williamscommunications.com/canada including, web pages, source code, interfaces, specifications, data, databases, files, documentation and any and all other materials (the Corporation shall change the same such that it does not have the same look and feel as the www.williamscommunications.com website) related thereto and already in existence; and

         (o) source code, interfaces, specifications, data models, data, databases, files, documentation and any and all other materials relating to those items set forth in Schedule 3.18(a) and already in existence;

but shall exclude:

         (p)      the Williams Marks.

         "Inventories" means all inventories of every kind and nature and wheresoever situate owned by the Corporation and pertaining to the Business including all inventories of raw materials, work-in-progress, finished goods and by-products, spare parts, operating supplies and packaging materials.

         "Knowledge of Seller" or any like phrase means the knowledge of Seller's and/or the Seller's Parent's management after diligent inquiry into the subject matter of the particular representation and/or warranty set out herein.

         "Leases" means all leases, subleases, licenses and other lease agreements with respect to the Business, together with all amendments, supplements and non-disturbance agreements pertaining thereto, under which the Seller or the Corporation leases, subleases, licenses or uses any real or personal property used in the conduct of the Business other than those which are part of the Excluded Assets.

         "Loss" and "Losses" have the meanings set forth in Section 7.2(a).

         "Material Adverse Effect" means any change in, or effect on, the Business that is materially adverse to the results, in isolation or in the aggregate, of operations, financial condition or prospects of the Corporation.

         "Net Working Capital" means:

         (a)      the value of all Current Assets;

                  less

         (b)      the value of all Current Liabilities;

         the whole as determined in a manner consistent with the Corporation's Financial Statements and accounting principles reflected therein, consistently applied.

         "Other Party" means any Person other than the Purchaser and the Corporation.

         "PEH" means Platinum Equity, LLC.

         "Permits" means all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Entity of any jurisdiction that are necessary for the lawful conduct of the Business.

         "Person" means an individual, a corporation, partnership, limited liability company, trust, unincorporated organization or a government or any agency or political subdivision thereof.

         "Prime Interest Rate" means the annual rate of interest announced from time to time by the Royal Bank of Canada as a reference rate then in effect for determining interest rates on United States dollar commercial loans in Canada.

         "Pro Forma Financial Statements" means the unaudited, internally-prepared pro forma balance sheet of Corporation as at December 31, 2000 and the related pro forma statement of income for the year then ended, prepared, in the opinion of the Corporation's management, in accordance with GAAP, giving pro forma effect to the proposed disposition of CNG Business.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Purchased Shares" has the meaning set forth in the recitals to this Agreement.

         "Purchaser" has the meaning set forth in the preamble to this Agreement.

         "Purchaser Indemnitees" means Purchaser, the Corporation, Purchaser's Representatives and Purchaser's Affiliates, and each of such Affiliates' Representatives and Affiliates.

         "Representative" means any officer, director, principal, parent, partner, attorney, accountant, advisor, lender, agent, trustee, duly authorized employee or other representative of a party.

         "Seller" has the meaning set forth in the preamble to this Agreement.

         "Seller Indemnitees" means Seller and Seller's Representatives and Affiliates, and each of Seller's Affiliates' Representatives and Affiliates.

         "Seller's Parent" has the meaning set forth in the preamble to this Agreement.

         "Tax Return" means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including, without limitation, any claim for refund, amended return or declaration of estimated Taxes and all federal, provincial, municipal, territorial, local and foreign returns, reports and similar statements.

         "Taxes" means all federal, provincial, municipal, territorial, foreign or other taxes, imposts, withholdings, rates, levies, assessments, fees, charges, dues, fines, interest or penalties lawfully levied, assessed or imposed by any Governmental Entity, including, without limitation, all income, capital gains, sales, withholding, excise, use, property, capital, goods and services, business transfer, value added, employment, compensation, social security, payroll, privilege, franchise, licence and school taxes and custom and import duties and includes any transferee, secondary or joint liability with respect thereto.

         "Third Party" means any Person other than the Purchaser and an Affiliate of the Purchaser and the Seller and an Affiliate of the Seller.

         "Threshold" has the meaning set forth in Section 7.2(e).

         "Williams Marks" means any and all trade marks and service marks, whether registered or common law, and trade names and associated good will, slogans, domain names and other like property owned or used by the Corporation or any Affiliate thereof in which the name "Williams" or any derivative or variation thereof is used, including the Seller's logos and any derivatives and variations thereof.

                                   ARTICLE 2.
                                PURCHASE AND SALE

Section 2.1 PURCHASE AND SALE OF THE PURCHASED SHARES.

         Subject to and upon the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, the Purchased Shares.

Section 2.2 PURCHASE PRICE.

         The aggregate purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Purchased Shares shall be THIRTY THREE MILLION Dollars ($33,000,000), subject to adjustments as provided in this Agreement.

Section 2.3 CLOSING.

         Subject to and upon the terms and conditions of this Agreement, the sale and purchase of the Purchased Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of McCarthy Tetrault, Suite 4700, Toronto Dominion Bank Tower, Toronto, Ontario on the later of: (i) May 31, 2001, or (ii) the day which is five (5) Business Days following receipt of the Competition Act Approval provided it is not later than July 31, 2001; at 10:00 a.m., Toronto time (the "Closing Time") or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 2.4 CLOSING DELIVERIES.

         (a) At Closing, the Seller will tender and cause and procure to be tendered:

                  (i) a certificate signed by an officer of each of the Seller and the Seller's Parent as to the accuracy as of the Closing Date of the representations and warranties of the Seller set forth in Article 3 hereof and the fulfillment at Closing of the covenants of the Seller set forth in Article 5 hereof;

                  (ii) a certificate signed by an officer of the Corporation and the Seller as to the financial condition of the Corporation on the Closing Date (the "Closing Date Financial Certificate"), which certificate shall include Financial Statements together with unaudited, internally-prepared pro forma balance sheet of the Corporation as at the Closing Date and the related pro forma statements of income to the Closing Date, giving effect to the proposed disposition of the CNG Business, describing, in detail, all changes from the December 31, 2000 unaudited financial statements;

                  (iii) resignations in writing of all of the directors and officers of the Corporation, in their capacity as directors and officers of the Corporation and not as Employees, unless otherwise directed by Purchaser;

                  (iv) certified copies of resolutions of the directors of the Corporation authorizing the transfer of the Purchased Shares and the registration of the Purchased Shares in the name of the Purchaser and authorizing the issuance of new share certificates representing the Purchased Shares in the name of the Purchaser;

                  (v)      the Books and Records of the Corporation;

                  (vi)     every common seal of the Corporation;

                  (vii) share certificates in the name of the Seller representing the Purchased Shares duly endorsed for transfer and duly executed share certificates in the name of the Purchaser representing the Purchased Shares;

                  (viii) a certificate from an officer of each of the Seller and the Seller's Parent that the CNG Business has been sold pursuant to the CNG Business Sale Agreement and all filings and remittances have been made by the Corporation;

                  (ix) an opinion reasonably satisfactory to the Purchaser from Messrs. McCarthy Tetrault, solicitors for the Seller and the Seller's parent, as to the validity of the incorporation of the Corporation, as to the good standing of the Corporation, as to the number of issued, the validity of the issue, full payment and non-assessability of the outstanding shares in the capital of the Corporation, as to the validity of the sale and transfer to the Purchaser of the Purchased Shares and as to all other legal matters of a like nature pertaining to the Corporation and to the transactions provided for in this Agreement as the Purchaser may reasonably require;

                  (x) an opinion reasonably satisfactory to the Purchaser from Messrs. McCarthy Tetrault, solicitors for the Seller and the Seller's parent, as to the enforceability of the Agreement on the Seller and the Seller's Parent;

                  (xi) copies of all Schedules updated and accurate to the Closing Date;

                  (xii) executed copies of all agreements required to be delivered by the Seller pursuant to this Agreement, including without limitation, the Ancillary Agreements and the Canadian Customer Agreement.

         (b) At the Closing, Purchaser shall tender and cause and procure to be tendered:

                  (i) subject to any withholding under Section 2.6, the Purchase Price, such payment to be made by wire transfer in immediately available funds to Seller's account (which account shall be designated in writing by Seller to Purchaser at least two Business Days prior to the Closing Date);

                  (ii) an opinion reasonably satisfactory to the Seller from Messrs. Bennett Jones, solicitors for the Purchaser, as to the validity of the incorporation of the Purchaser, as to the good standing of the Purchaser, as to the validity of the sale and transfer to the Purchaser of the Purchased Shares, as to the enforceability of the Agreement on the Purchaser and as to all other legal matters of a like nature pertaining to the Purchaser and to the transactions provided for in this Agreement as the Seller may reasonably require; and

                  (iii) executed copies of all agreements required to be delivered by the Purchaser pursuant to this Agreement, including without limitation, the Ancillary Agreements.

Section 2.5 SALE OF ASSETS BY, DISTRIBUTIONS FROM AND CONTRIBUTIONS TO THE
            CORPORATION PRIOR TO THE CLOSING DATE.

         (a) Prior to the Closing Date, the Seller shall cause the Corporation to complete the sale of the undertakings, property, agreements, commitments, contracts and liabilities of the CNG Business as contemplated in the CNG Business Sale Agreement and more particularly described on Schedule 2.5(a).

         (b) Prior to the Closing Date, the Seller shall cause the Corporation to distribute to Seller the Distributed Assets more particularly described on Schedule 2.5(b).

         (c) Purchaser specifically acknowledges and consents to the distributions contemplated by this Section 2.5 and such distributions do not constitute a breach under this Agreement.

         (d) Seller shall contribute to the Corporation or shall cause one or more of its Affiliates to contribute to the Corporation, the assets listed on Schedule 2.5(d) at no cost or expense to the Corporation (such assets are collectively referred to as the "Additional Assets").

         (e) All distributions of Distributed Assets, contributions of Additional Assets and other transfers of assets contemplated hereby shall be effected by a form of assignment and assumption agreement in form and substance mutually acceptable to the parties hereto pursuant to which the transferees of the assets being assigned shall assume the obligations, liabilities, commitments and responsibilities related thereto except as specifically agreed to the contrary.

         (f) By written assignment to Seller's Parent, the Corporation shall transfer all Williams Marks to The Williams Companies, Inc. ("TWC") or its nominee.

Section 2.6 SECTION 116 CERTIFICATE.

         (a) Seller shall on or before the Closing Date, deliver to the Purchaser a certificate issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the Income Tax Act (Canada) (a "Section 116 Certificate") in respect of the proposed disposition by Seller of the Purchased Shares. The Section 116 Certificate delivered by Seller shall specify a "certificate limit" in an amount not less than the Purchase Price.

         (b)      In the event that the Section 116 Certificate required under
                  Section 2.6(a) has not been delivered by Seller on or before the Closing Date, or in the event that a Section 116 Certificate contains a "certificate limit" that is less than the Purchase Price, the Purchaser shall withhold from the Purchase Price an amount equal to 33 1/3% of the Purchase Price, or, if a Section 116 Certificate has been delivered by Seller, an amount equal to 33 1/3% of the amount by which the Purchase Price exceeds the "certificate" limit specified in the Section 116 Certificate (the "Withheld Amount"). The Withheld Amount shall be paid over to the Purchaser's counsel pursuant to an irrevocable direction of the Purchaser for deposit in an interest bearing trust account at a bank located in Ontario to be held for the benefit of Seller to be disposed of as set out herein. The Withheld Amount shall be remitted by the Purchaser's counsel to the Receiver General of Canada on the day that the Withheld Amount is required to be so remitted pursuant to subsection 116(5) of the Income Tax Act (Canada) (the "Remittance Date"). All interest earned on the Withheld Amount shall be for the account of Seller and the full amount of such interest less any Taxes required to be withheld from such interest shall be paid by the Purchaser's counsel to the Seller on the Remittance Date.

         (c) Notwithstanding the foregoing, if Seller delivers a Section 116 Certificate to the Purchaser's counsel at any time after the Closing Date and prior to the day that is two Business Days before the Remittance Date that exonerates the Purchaser from liability under Section 116 of the Income Tax Act (Canada) in respect of any payment on account of the Purchase Price up to the amount of the "certificate limit" specified in such Section 116 Certificate, Purchaser's counsel shall pay to the Seller on account of the Purchase Price an amount equal to the amount, if any, by which

                  (i)      the aggregate of

                           (A)      the Withheld Amount; and

                           (B)      the amount, if any, by which

                                    (A)      the amount of interest received by
                                             Purchaser's counsel on the Withheld
                                             Amount

                                             exceeds

                                    (B)      the amount of any Taxes payable by
                                             the Purchaser in respect of any
                                             interest on the Withheld Amount or
                                             which the Purchaser is required to
                                             withhold or deduct in respect of
                                             such interest

                           exceeds

                  (ii)     33 1/3% of the amount, if any, by which

                           (A)      the Purchase Price

                  exceeds

                           (B)      the "certificate limit" specified in the
                                    Section 116 Certificate.

         (d) The parties agree that any upward adjustments in the Purchase Price after Closing under this Agreement which result in the adjusted Purchase Price being in excess of the certificate limit set out in any Section 116 Certificate previously delivered by Seller in accordance with this Section 2.6 shall result in additional withholding obligations in accordance with Section 2.6(b).

Section 2.7 ADJUSTMENT OF PURCHASER'S CLOSING PAYMENT.

         (a) Purchaser's Closing Payment shall be adjusted to the extent that the Net Working Capital of Corporation as of the Closing Date differs from the target amount of Net Working Capital of Corporation set forth in Schedule 2.7 hereof (the "Target Amount"), as determined pursuant to and as provided in
                  Schedule 2.7. The amount of such adjustment, if any, shall be referred to as the "Net Working Capital Adjustment." For the purposes of calculating the adjustment pursuant to this
                  Section 2.7, any conversion of funds from Canadian dollars to U.S. dollars shall be made at the exchange rate of 1.49779 Canadian dollars for every U.S. dollar.

         (b) No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, a written estimate of the Net Working Capital of Corporation as of the Closing Date (the "Estimated Net Working Capital"), signed by the chief financial officer of Seller, who shall certify that such estimate was prepared on a consistent basis as the Target Amount in good faith from the books and records of Corporation and represents his or her best estimate of the Net Working Capital of Corporation as of the Closing Date. Purchaser shall review such written estimate and the parties shall resolve in good faith any disagreements concerning such estimate no later than two (2) Business Days prior to the Closing Date. To the extent that the Estimated Net Working Capital of Corporation is less than the Target Amount, Purchaser's Closing Payment shall be reduced by the amount of such difference. To the extent that the Estimated Net Working Capital of Corporation is greater than the Target Amount, Purchaser's Closing Payment shall be increased by the amount of such difference, such increase not to exceed $5,000,000.

         (c) No later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Seller a final statement of the Net Working Capital of Corporation as of the Closing Date. Seller shall have sixty (60) days from receipt of such statement of the Net Working Capital of Corporation as of the Closing Date, (the "Review Period") to review such statement. If as a result of such review, Seller disagrees with Purchaser's final statement of the Net Working Capital of Corporation as of the Closing Date, Seller shall deliver to Purchaser a written notice of disagreement (a "Dispute Notice") prior to the expiration of the Review Period, setting forth the basis for such dispute in reasonable detail. If Seller does not deliver a Dispute Notice within such Review Period, then the Net Working Capital of Corporation as of the Closing Date as shown on Purchaser's statement shall be final and binding on Seller and Purchaser and shall provide the basis for computing the amount of the Net Working Capital Adjustment.

         (d) If Seller delivers a Dispute Notice to Purchaser in a timely manner, then Seller and Purchaser shall attempt in good faith to resolve such dispute within thirty (30) days from the date of such Dispute Notice. If Seller and Purchaser cannot reach agreement within such thirty (30) day period, then the dispute shall be promptly referred to the Independent Auditor for binding resolution. The Independent Auditor shall resolve such dispute as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than sixty (60) days. The Independent Auditor may conduct such proceedings as the Independent Auditor may determine, in its sole discretion, will assist in the resolution of the dispute and shall deliver a written opinion setting forth a final determination of the Net Working Capital of Corporation as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding on Seller and Purchaser and shall be used in computing the amount of the Net Working Capital Adjustment. Sellers, on the one hand, and Purchaser, on the other hand, shall each be responsible for fifty percent (50%) of the costs and expenses of the Independent Auditor and Seller and Purchaser shall each bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

         (e) If, pursuant to clause (c) or (d) of this Section 2.7, it is finally determined that the Net Working Capital of Corporation as of the Closing Date was less than the Estimated Net Working Capital, then the Seller shall, within five (5) Business Days from the date of such final determination, pay to Purchaser the difference between the Net Working Capital as of the Closing Date and the Estimated Net Working Capital, together with interest thereon at the Prime Interest Rate from the Closing Date to the date of payment, such cash payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate (or, in the absence of any such designation, by corporate check mailed to Purchaser).

         (f) If, pursuant to clause (c) or (d) of this Section 2.7, it is finally determined that the Net Working Capital of Corporation as of the Closing Date was greater than the Estimated Net Working Capital, then the Purchaser shall pay to the Seller the difference between the Net Working Capital at Closing and the Estimated Net Working Capital. For greater certainty, the difference between the Net Working Capital at Closing and the Estimated Net Working Capital plus the amount paid pursuant to
                  Section 2.7 (b) above shall not exceed $5,000,000 or (ii) if the Net Working Capital as of the Closing Date is less than the Estimated Net Working Capital, then the Seller shall pay to the Purchaser an amount such that the total net amount paid by the Purchaser under Section 2.7 is equal to the difference between the Net Working Capital as of Closing and the Target Amount, such difference not to exceed $5,000,000. All payments hereunder shall be made within five (5) Business Days from the date of such final determination, together with interest thereon at the Prime Interest Rate from the Closing Date to the date of payment, such cash payment to be made by wire transfer of immediately available funds to such bank account as Purchaser or Seller, as the case may be, may designate (or, in the absence of any such designation, by corporate check mailed to Purchaser or Seller, as the case may be).

         (g) The Purchaser will pay at Closing to the Seller an amount equal to the Cash balance on the Closing Date Financial Statement, up to a maximum of $5,000,000. In no event shall the Purchase Price exceed $38,000,000.

         (h)      The amounts payable by the Purchaser under Section 2.7 (b) or
                  Section 2.7 (f) shall be reduced by the amount paid under
                  Section 2.7 (g). For greater certainty, the amounts paid by the Purchaser under Section 2.7 (g) plus the amounts paid under either Section 2.7 (b) or Section 2.7 (f) shall not exceed $5,000,000.

         (i) To the extent that the Cash balance on the Closing Date Financial Statements exceed $5,000,000 and the Net Working Capital as at the Closing Date is less than the Target Amount, then the amount of Cash in excess of $5,000,000 will be added to the Net Working Capital as of the Closing Date for the purposes of Sections 2.7 (e) and (f).

                                   ARTICLE 3.
          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE CORPORATION

         Seller and the Seller's Parent, jointly and severally, hereby represent and warrant to Purchaser as follows:

Section 3.1 ORGANIZATION AND AUTHORITY.

         Seller and the Corporation are each corporations, duly organized, validly existing and in good standing under the laws of Delaware and Canada, respectively. Seller has all necessary power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller and by the Corporation of each of its respective obligations hereunder, and the consummation by Seller and by the Corporation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and the Corporation. This Agreement has been duly executed and delivered by Seller and the Corporation and (assuming due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller and the Corporation in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and the fact that equitable remedies such as specific performance and injunction, may only be granted in the discretion of the court.

Section 3.2 STATUS OF THE CORPORATION.

         The Corporation has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as now conducted. The Corporation is qualified to do business as an extra-provincial or foreign corporation in all jurisdictions in which the nature of the business conducted or the properties and assets owned, leased or operated, requires such qualification except to the extent that the failure to be so qualified in any jurisdiction has not caused or is not reasonably expected to have a Material Adverse Effect.

Section 3.3 PURCHASED SHARES

         The Purchased Shares constitute all of the issued and outstanding ownership interests of the Corporation. The Purchased Shares have been duly and validly issued and are fully paid and non-assessable. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating the Corporation, contingently or otherwise, to issue or sell any ownership interests in the Corporation of any class, or any securities convertible into or exchangeable for any such ownership interests, are outstanding, and no authorization therefor has been given. Seller owns the Purchased Shares free and clear of all Encumbrances except for any Encumbrances arising out of, under or in connection with this Agreement.

Section 3.4 SUBSIDIARIES.

         The Corporation does not have any subsidiaries or own any interest in any other entity.

Section 3.5 NO CONFLICT.

         Except as otherwise set forth in Schedule 3.5, the execution, delivery and performance by Seller, the Seller's Parent and the Corporation of this Agreement do not and will not (a) conflict with or violate any provision of the respective charter documents of Seller, the Seller's Parent or the Corporation or of any subscription, shareholders' or similar agreement or understanding to which Seller, the Seller's Parent or the Corporation is a party or by which any of them is bound; (b) constitute or result in a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement relating to the Seller's, the Seller's Parent or the Corporation's assets or properties and to which the Seller, the Seller's Parent or the Corporation is a party except to the extent that such breach, default, right of termination or acceleration has not caused or is not reasonably expected to have a Material Adverse Effect; (c) constitute a material violation by either Seller, Seller's Parent or the Corporation of any applicable law or Permit; (d) constitute a violation by either Seller, the Seller's Parent or the Corporation of any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound or affected except to the extent that such violation has not caused or is not reasonably expected to have a Material Adverse Effect or (e) result in the imposition of an Encumbrance on any assets or properties of the Corporation or the Purchased Shares.

Section 3.6 CONSENTS AND APPROVALS.

         The execution, delivery and performance of this Agreement by Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity except (a) as described in Schedule 3.6, (b) the notification requirements of the Competition Act (Canada), (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Seller from performing any of Seller's obligations under this Agreement and has not caused or is not reasonably expected to have a Material Adverse Effect, and (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser. If a consent or approval is required due to subsection (c) above, Seller shall promptly inform Purchaser and shall cooperate with Purchaser to attain the required consent or approval.

Section 3.7 FINANCIAL INFORMATION.

         The Corporation has delivered to Purchaser the following financial statements of the Corporation (collectively, the "Financial Information"): (i) the unaudited financial statements for the year ended December 31, 1999, (ii) the Financial Statements for the year ended December 31, 2000, and (iii) Pro Forma Financial Statements as of and for the year ended December 31, 2000. The Financial Statements and Pro Forma Financial Statements are set forth in
Schedule 3.7(a). Except as set forth in Schedule 3.7(b) or as otherwise disclosed in this Agreement, the Financial Information were, in the opinion of the Corporation's management, prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations of the Corporation as of such dates or for the periods covered thereby. Except as set forth in the Financial Statements or as otherwise disclosed in this Agreement, the Corporation does not have any material liabilities or obligations (absolute, accrued, contingent or otherwise) other than (i) immaterial liabilities or obligations not required to be included in the Financial Information under GAAP in the reasonable opinion of the Corporation's management, and (ii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business. Seller makes no representation or warranty with respect to any projections, forecasts, business plans or budgets provided to Purchaser in connection with their evaluation of the purchase of the Purchased Shares.

Section 3.8 ABSENCE OF CERTAIN CHANGES, CONDITIONS AND EVENTS.

         Except as set forth in Schedule 3.8 or as otherwise disclosed in this Agreement, since December 31, 2000, there has been no event, occurrence, fact, condition, change, or effect that has caused or is reasonably expected to make any representation in this Agreement inaccurate or has not caused or is not reasonably expected to have a Material Adverse Effect and, without limiting the generality of the foregoing:

         (a) no dividends or other distribution of any kind have been declared or paid by the Corporation;

         (b) no capital expenditures or commitments have been made by the Corporation in the aggregate in excess of $350,000;

         (c) the Corporation has carried on the Business in the ordinary course in a prudent, businesslike and efficient manner and substantially in accordance with the procedures and practice in effect on the date of the Financial Statements;

         (d) there has been no material adverse change in the financial position of the Corporation and no damage, loss or destruction materially affecting the Business or the property of the Corporation and its right or capacity to carry on business;

         (e) except as reflected in Schedule 3.13(c) the Corporation has not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director, or officer of the Corporation except in the normal course of business and as of the date of such Schedule 3.13(c) has not increased the compensation paid or payable to any director, officer and senior management employee;

         (f) the Corporation has not waived or surrendered any right except to the extent that such waiver or surrender has not caused or is not reasonably expected to have a Material Adverse Effect;

         (g) the Corporation has not settled any accounts receivable at materially less than face value net of reserve for that account; and

         (h) the Corporation has not discharged or satisfied any Encumbrance or paid any obligation or liability of any of the Corporation other than the current liabilities in the ordinary course of business.

Section 3.9 CONTRACTS.

         Schedule 3.9 sets forth a complete list of all customer contracts contributing in excess of Cdn$500,000 in revenues for 2000 or likely to contribute in excess of Cdn$500,000 in revenues for 2001 and all Corporation obligations in excess of Cdn$250,000 to which the Corporation is a party or by which the Corporation is bound and all (i) credit agreements, pledge agreements and security agreements; (ii) agreements or commitments to make capital expenditures; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties other than in the ordinary course of business;
(iv) agreements limiting the freedom of the Corporation to compete in any line of business or in any geographic area or with any person; (v) Leases; and (vi) joint venture agreements, development agreements and partnership agreements. Except as disclosed on Schedule 3.9, the Corporation is not in default under any contract, agreement, indenture, mortgage, lease, insurance policy or other instrument to which it is a party or by which its properties or assets may be bound or subject except to the extent that such default has not caused or is not reasonably expected to have a Material Adverse Effect. The entire interest of the Corporation under each of the Contracts is held by it free and clear of any Encumbrances other than those which are the subject matter of the applicable Contract itself.

Section 3.10 LITIGATION.

         Except as disclosed in Schedule 3.10, to the Knowledge of the Seller there are no claims, actions, proceedings or investigations pending or threatened against the Corporation which seek to have a Material Adverse Effect on the Corporation or which seek to delay or prevent the consummation of, or which would adversely affect Seller's ability to consummate the transactions contemplated by this Agreement.

Section 3.11 TAXES.

         Except as set forth in Schedule 3.11,

         (a) the Corporation has timely filed or will timely file all Tax Returns required to be filed by it in respect of all Taxes for any taxation period or portion thereof ending on or before the Closing Date, all such Tax Returns are complete and correct, and no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Entity and no basis exists for any such adjustments;

         (b) all Taxes due and payable by the Corporation on or before the Closing Date, including, without limitation, all Taxes that the Corporation is required to withhold or collect, have been paid or remitted to the proper Governmental Entity on a timely basis;

         (c) all Taxes that the Corporation is required to withhold or collect on or before the Closing Date which are not due or payable until after the Closing Date have been withheld and collected;

         (d) the Corporation is not a party to any action by any Governmental Entity and no claim has been asserted, threatened or proposed against it for assessment or collection of any Taxes;

         (e) the Corporation has not executed or filed with any Governmental Entity any agreement extending the period of assessment or collection of any Taxes; and

         (f) there are no outstanding rulings, requests for rulings, or other elections, designations, waivers, consents or agreements with any Governmental Entity in respect of Taxes that are, or if issued, would be, binding on the Corporation or which would have an impact on the Corporation's Taxes for any future taxation periods or for completed taxation periods for which Tax Returns have not yet been filed.

Section 3.12 LICENSES, PERMITS, AUTHORIZATIONS, ETC.

         The Corporation has all Permits, licenses, approvals and other authorizations of Governmental Entities necessary to operate the Business except to the extent that the failure to obtain such Permits, licenses, approvals of other authorizations of Governmental Authorities has not caused or is not reasonably expected to have a Material Adverse Effect.

Section 3.13 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

         (a) Except as prohibited by Applicable Laws, there are no agreements for the employment of any Employees that cannot be terminated on reasonable notice, other than those described in
                  Schedule 3.13(a).

         (b) There are no agreements for the payment of any bonus, deferred compensation, incentive compensation, savings, pension, profit sharing, retirement allowance, share purchase, share option, severance or termination pay (other than as required by statute), vacation pay (other than as required by statute), insurance, hospitalization or any other benefits for any of the Employees (the "Benefit Plans") in addition to salaries, wages or commissions other than as described in Schedule 3.13(b).

         (c) Schedule 3.13(c) shows all of the names, positions, starting dates and base compensation of the Employees, other than the Excluded Employees, and is accurate up to February 28, 2001.

         (d) Without limiting the generality of Section 3.17 of this Agreement, the Corporation is in compliance with all applicable labour and employment related statutes in Canada, except to the extent that the failure to be in compliance with all applicable labour and employment related statutes in Canada has not caused or is not reasonably expected to have a Material Adverse Effect.

         (e) No promises or commitments have been made by the Corporation to amend any Benefit Plan or to provide increased benefits thereunder to any Employee, except as required by Applicable Laws and except to the extent that such promises to amend any Benefit Plan or to provide any increased benefits has not caused or is not reasonably expected to have a Material Adverse Effect.

         (f) Except as disclosed on Schedule 3.13(f), all of the Benefit Plans are, and have been since their establishment, duly registered where required by legislation (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in good standing under, and are in compliance with, all Applicable Laws and administrative guidelines issued by the regulatory authorities except to the extent that such non-compliance, failure to register or failure to be in good standing has not caused or is not reasonably expected to have a Material Adverse Effect.

         (g) Except as permitted by the Benefit Plans and Applicable Laws, there has been no withdrawal of any amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plan.

         (h) All Benefit Plans have been administered in accordance with their terms, there are no outstanding defaults or violations by the Corporation of any obligation required to be performed by it in connection with any Benefit Plan and no order has been made or notice given pursuant to any Applicable Laws requiring (or proposing to require) the Corporation to take (or refrain from taking) any action in respect of any Benefit Plan, except to the extent that such failure to administer the Benefit Plans in accordance with their terms or such defaults or violations of obligations or such orders or notices given have not caused, or are not reasonably expected to have, a Material Adverse Effect.

         (i) All employer and, if applicable, employee contributions under the Benefit Plans have been remitted in a timely manner (other than current contributions not in arrears) and the Benefit Plans have been funded in accordance with their terms and any generally accepted actuarial principles and practices which are applicable.

         (j) To the Knowledge of the Seller, all returns, filings, reports and disclosures relating to the Benefit Plans required pursuant to the terms of the Benefit Plans, Applicable Laws or any regulatory authority, have been filed or distributed in accordance with all requirements, all filing fees and levies imposed on the Benefit Plans by the regulatory authorities or Applicable Laws have been made on a timely basis and the funds of the Benefit Plans are not exposed to any late filing fees that have not been remitted.

         (k) To the Knowledge of the Seller, there are no actions, suits, claims, trials, demands, arbitrations, investigations or proceedings pending or threatened with respect to the Benefit Plans against the Corporation, the funding agent, the insurers or the fund of such Benefit Plans, other than claims for benefits in the ordinary course or as disclosed in writing by the Seller to the Purchaser, which seek to have a Material Adverse Effect on the Corporation or other proceedings pending or threatened.

         (l) The Corporation has never provided a defined benefit registered or unregistered pension plan to its Employees or the Excluded Employees.

         (m) No event has occurred and there has been no failure to act on the part of the Corporation, any funding agent or any administrator of any of the Benefit Plans that could subject the Corporation or the fund of any Benefit Plan to the imposition of any tax, penalty or other disability with respect to any Benefit Plans, whether by way of indemnity or otherwise except to the extent that any of such taxes, penalty or other disability has not caused or is not reasonably expected to have a Material Adverse Effect.

         (n) The contribution obligations, if any, of the Corporation to any of the Benefit Plans that are multi-employer pension plans or multi-employer benefit plans are accurately set out in
                  Schedule 3.13(b).

         (o) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation by or of the Corporation to any current or former employee or director of the Corporation (whether or not under any Benefit Plan), or materially increase the benefits payable or provided under any Benefit Plan provided by the Corporation, or result in any acceleration of the time of payment or vesting of any such benefits.

         (p) Except as set forth in Schedule 3.13(p), there are no independent contractor arrangements.

         (q) There are no independent contractor arrangements, whether written or oral, under which Applicable Laws would require any such independent contractor to be re-classified as an Employee.

         (r) There are no union Employees and neither the Corporation nor the Seller are aware of any initiatives to unionize any of the Employees.

Section 3.14 ENVIRONMENTAL MATTERS.

         The Corporation is in compliance in all respects with all federal, provincial, state, local and other statutes, ordinances, rules and regulations relating to the environment or to the protection of public health, except to the extent that the failure to be in compliance with all applicable federal, provincial, state, local and other statutes, ordinances, rules and regulations relating to the environment or to the protection of public health has not caused or is not reasonably expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.14 and in this Section 3.14, there are no facts, circumstances, or conditions that directly or indirectly related to the assets owned, leased by or otherwise in control of the Corporation or the past or present conduct of the Business with respect to environmental, health or safety matters that have existed or now exist and already have had or may have a Material Adverse Effect on the operation of the Business or use of the assets owned, leased by or otherwise in control of the Corporation or that may give rise to any liability on the Purchaser or the Corporation concerning the protection, preservation or remediation of the natural environment, whether air, land, surface water or groundwater.

Section 3.15 REAL PROPERTY.

         The Corporation does not own any real property that is used in the Business. Schedule 3.15 sets forth a complete and correct list of all real property used in the Business that is subject to any Lease, and the business terms of such Lease including rent, maturity date and square footage of the premises leased thereunder, and that is not part of the Excluded Assets. All of the Leases are in good standing and there is no condition or circumstance which could result in an event of default under such Leases.

Section 3.16 INSURANCE.

         Schedule 3.16 contains a general description of all current policies of insurance maintained with respect to the Corporation and the Business, and contains a general description of the current policies and the coverage thereof. Except for health insurance and other insurance carried or maintained in connection with providing benefits under Benefit Plans, all of such insurance has been maintained by Seller or its parent companies and will terminate with respect to the Corporation and its operations as of the Closing.

Section 3.17 LEGAL COMPLIANCE.

         The conduct and operations of the Business are in compliance with each applicable law of any Governmental Entity except to the extent that the failure to be in compliance with each applicable law of any Governmental Authority has not caused or is not reasonably expected to have a Material Adverse Effect.

Section 3.18 INTELLECTUAL PROPERTY.

         (a) The Intellectual Property is all the intellectual property necessary to carry on the Business as currently being carried on by the Corporation as at the date hereof and will be all that is required to carry on the Business, as currently being carried on, as at the Closing Date;

         (b) the Corporation has good and valid legal and beneficial title to and/or right to use all of the Intellectual Property (except Enterprise Software), free and clear of any Encumbrances of any nature;

         (c) the Seller and Corporation have no knowledge or information of any facts which would affect the validity, enforceability, scope or registrability of any of the Intellectual Property;

         (d) to the knowledge of the Seller and to the knowledge of the Corporation all patent, trademark and copyright registrations in the Intellectual Property are valid, subsisting and enforceable, and such patents, registered trademarks and registered copyrights are duly recorded in the name of the Corporation, with the exception of the three (3) TTS trademarks, and the Corporation and Seller has no knowledge of any reason as to why the same cannot be recorded in the name of the Purchaser;

         (e) To the Knowledge of Seller and to the knowledge of the corporation all statements contained in all applications for registration of the Intellectual Property were correct and complete as of the date of such applications and are still true;

         (f) the Corporation has, and after the Closing will have, the sole and exclusive ownership and right, free from any claims or demands or Encumbrances to fully use and exploit the Intellectual Property to the full extent of the rights granted in intellectual property and the consummation of the transactions contemplated hereby will not alter or impair any such rights;

         (g) no material claims have been asserted by any Other Party with respect to, or challenging or questioning, the ownership, validity, enforceability or use of the Intellectual Property and the Corporation and Seller have no knowledge of any valid basis for any such claim;

         (h) to the Knowledge of the Seller, the Corporation has not received any notice, complaint, threat, claim or demand alleging infringement of and the conduct by the Corporation of the Business and the use by the Corporation of the Intellectual Property does not infringe any patent, trademark, trade name, trade secret, domain name, obligation of confidence or other proprietary, contract or intellectual property right of any Other Party except to the extent that such infringement has not caused or is not reasonably expected to have a Material Adverse Effect.;

         (i) To the knowledge of the Seller and Corporation no Other Party is infringing the rights of the Corporation with respect to the Intellectual Property;

         (j) the Corporation has not received any notice, information, threat, claim or demand suggesting that it does not own all right, title and interest in the Intellectual Property or that the Corporation does not have the sole and exclusive right to exploit the Intellectual Property in any manner whatsoever;

         (k) Except as set forth in Schedule 3.18(k), complete and correct copies of all material agreements relating to or affecting the Intellectual Property have been provided to the Purchaser and no such agreements contains a provision relating to a change of control;

         (l) The Corporation owns all Intellectual Property in its own name except for Enterprise Software and Software subject to the Cross License Agreement, in which case the Intellectual Property has been licensed from a Other Party;

         (m) no royalty, payment or other fee is required to be paid by the Corporation to any Other Party in respect of the use or any other exploitation of any of the Intellectual Property except as set out in the agreements listed on Schedule 3.18(m) and except as required to maintain or renew the applications and registrations;

         (n) the Corporation is not in breach of any agreement under which it acquires or has acquired any right or interest in any Intellectual Property;

         (o) the Intellectual Property is used exclusively in connection with the Business of and is not used in a manner likely to cause confusion in the marketplace;

         (p) all trade secrets used by the Corporation are the unencumbered property of the Corporation, do not infringe upon the rights of any third party, were developed by the Corporation and its respective employees with appropriate secrecy and ownership safeguards and have been maintained by the Corporation in strict confidence and no such trade secrets have been disclosed directly or indirectly to any Other Party;

         (q) all confidential information of any Other Party held by the Corporation under any obligations of confidentiality has been kept strictly confidential and not used, disclosed, disseminated or published unless otherwise permitted pursuant to such agreement;

         (r) the Corporation and no Other Party with whom the Corporation has an agreement relating to any Intellectual Property or any intellectual property of such Other Party are in breach of such an agreement or will be as a result of the Corporation entering this Agreement; and

         (s) Notwithstanding the foregoing, no representation or warranty is made that the Corporation will obtain any rights in the Enterprise Software or that the Enterprise Software can be transferred to the Corporation.

Section 3.19 BROKERS.

         Except as to The Blackstone Group, whose fees and expenses are payable by Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, the Corporation or a Subsidiary.

Section 3.20 EXTENT OF REPRESENTATIONS AND WARRANTIES.

         The Seller makes no representations or warranties to the Purchaser except as specifically set forth in this Article 3 and this Agreement contains all representations and warranties of the Seller relating to the transactions contemplated hereby. All disclosure contained in a particular representation and warranty set forth in this Agreement (or any Schedule referred to therein) shall be deemed for the purposes of this Agreement to have been made with respect to all of the representations and warranties in this Article 3 to which such disclosure might be applicable.

Section 3.21 CERTIFICATES.

         All certificates of the Seller and the Corporation delivered to the Purchaser and its representatives pursuant to this Agreement and the information contained in each such certificate will be deemed to be part of the representations and warranties of the Sellers and the Corporation contained in this Article 3.

Section 3.22 BOOKS AND RECORDS.

         Seller has made available to the Purchaser all Books and Records of the Corporation. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all financial transactions relating to the Business have been accurately recorded in such Books and Records.

Section 3.23 FULL DISCLOSURE.

         All information, which has been provided to the Purchaser relating to the Business is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

Section 3.24 CNG

         None of the CNG Assets have been used by the Corporation to carry on its customer premise telecommunications equipment sales, procurement, installation, support and maintenance business as it is currently being carried on.

                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 ORGANIZATION AND AUTHORITY.

         The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, its performance of its obligations hereunder, and its consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and the fact that equitable remedies such as specific performance and injunction, may only be granted in the discretion of the court.

Section 4.2 NO CONFLICT.

         The execution, delivery and performance by the Purchaser of this Agreement does not (a) conflict with or violate any provision of the charter documents of the Purchaser or of any subscription, members' or similar agreement or understanding to which the Purchaser is a party or by which it is bound or
(b) constitute or result in a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement relating to the Purchaser's assets or properties and to which the Purchaser is a party, (c) constitute or result in a violation by the Purchaser of any applicable law or (d) constitute or result in a violation by the Purchaser of any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound or affected; to the extent that each of the foregoing would be reasonably likely to materially adversely affect the Purchaser's ability to consummate the transactions contemplated by this Agreement or carry out the Purchaser's obligations pursuant to this Agreement.

Section 4.3 CONSENTS AND APPROVALS.

         The execution, delivery and performance by Purchaser of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any third party, including without limitation, any Governmental Entity except the notification requirements of the Competition Act (Canada).

Section 4.4 LITIGATION.

         There are no actions, suits, claims, proceedings, investigations or governmental inquiries ongoing, pending or threatened against the Purchaser or any of its assets or properties which seek to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Purchaser's ability to consummate the transactions contemplated by this Agreement.

Section 4.5 FINANCING.

         As of the date hereof, Purchaser has sufficient funds, or has obtained binding commitments from responsible financial institutions to enable it to borrow such funds, as are needed to pay the Purchase Price in cash on the Closing Date, and Purchaser will maintain such funds or commitments until the Closing.

Section 4.6 BROKERS.

         Except as to RBC Dominion Securities Inc., whose fees and expenses are payable by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.7 EMPLOYEE BENEFITS.

         The Employees shall be offered employee benefits which are, in the aggregate, comparable to the employee benefits they enjoy as of February 28, 2001.

                                   ARTICLE 5.
                       COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1 CONDUCT OF BUSINESS PRIOR TO THE CLOSING.

         Unless Purchaser otherwise agrees in writing and except as otherwise set forth herein (including, without limitation in all Schedules hereto) between the date of this Agreement and the Closing Date, Seller shall cause the Corporation to conduct the Business in the ordinary course and in material compliance with all applicable laws and regulations. Seller shall not and shall not permit the Corporation to:

         (a) take any action with respect to any inter-company receivable or inter-company payable other than in the ordinary course of business;

         (b) except in the ordinary course of Business, purchase or sell, consume or otherwise dispose of the assets of the Corporation;

         (c) settle any accounts receivable of the Corporation at less than face value net of reserve for that account;

         (d)      waive or surrender any material right of the Corporation;

         (e) subject to Section 5.1(f), incur, discharge, satisfy or pay any Encumbrance, obligation or liability in connection with the Business other than in the ordinary course of business;

         (f) make any capital expenditure or commitment in connection with the Business in the aggregate in excess of $350,000;

         (g)      issue any shares in the capital of the Corporation; or

         (h) except in the ordinary course of business pay or agree to pay any increase in compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director, or officer of the Corporation.

Section 5.2 ACCESS TO INFORMATION.

         From the date hereof until the Closing, upon reasonable notice, Seller and the Corporation shall, and shall cause their respective officers, directors, employees, auditors and agents and such other officers, directors and employees of any Affiliate of the Seller as Purchaser reasonably requires, to (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Corporation and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Business as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or its Affiliates.

Section 5.3 CONFIDENTIALITY.

         The terms of the Non-Disclosure Agreement dated as of September 14, 2000 (the "Non-Disclosure Agreement"), between Williams Communications Solutions, LLC and TELUS Corporation are hereby incorporated herein by reference and shall continue in full force and effect pursuant to the terms thereof. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement shall continue in full force and effect. Notwithstanding the foregoing, if the Purchaser is required to disclose the terms of this Agreement to any Governmental Entity or any creditor of the Purchaser, such disclosure shall not be a contravention of the Non-Disclosure Agreement. Upon Closing, the Non-Disclosure Agreement shall merge and shall cease to be effective against either party thereto or the parties to this Agreement and shall be replaced by the terms of Section 6.4 hereof.

Section 5.4 REGULATORY AND OTHER AUTHORIZATIONS AND CONSENTS.

         (a) Each party hereto shall use reasonable commercial efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to cooperate to make all commercially reasonable efforts and diligently pursue obtaining Competition Act

                  Approval and make all appropriate filings pursuant to the Competition Act (Canada) and the Investment Canada Act with respect to the transactions contemplated hereby and to supply promptly any additional information and documentary material that may be requested pursuant to such legislation. No party hereto shall take any action that is reasonably expected to have the effect of delaying, impairing or impeding the receipt of any required authorization, consent, order or approval unless such action is reasonably believed to be required in order to comply with any applicable law or regulation.

         (b) Each party hereto agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement.

         (c)      Subject to the rights of termination under the provisions of
                  Section 8.1 of this Agreement, each party hereto shall use reasonable commercial efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out.

Section 5.5 TAX MATTERS.

         5.5.1 Tax Indemnities.

         (a) Notwithstanding anything in this Agreement to the contrary, Seller and the Seller's Parent shall jointly and severally indemnify, defend and hold the Purchaser Indemnitees harmless from and against, and shall reimburse them for (i) any and all Losses sustained or incurred by a Purchaser Indemnitee resulting or arising from any inaccuracy in or breach of any of the Seller's representations and warranties set forth in
                  Section 3.11 or any breach of any covenant, obligation or agreement of Seller contained in this Agreement concerning Taxes, and (ii) any and all Taxes imposed on or payable by the Corporation or any predecessor of the Corporation with respect to any taxation period or portion thereof that ends on or before the Closing Date, in excess of the amount reserved for current Taxes payable on the Closing Date Financial Statements, including, without limitation, any such excess Taxes relating to:

                           (A) the sale or distribution of the Excluded Assets in accordance with this Agreement;

                           (B) the amalgamation of the Corporation and CNG Computer Networking Group, Inc. ("CNG") on January 1, 1999 to form Wiltel Communications (Canada), Inc. and any Taxes resulting from any assessments or reassessments, if any, of the CNG Tax Returns;

                           (C) the amalgamation of Wiltel Communications (Canada), Inc. (formerly TTS Meridian Systems, Inc.) and Wiltel Holdings, Inc. on November 1, 1997 to form Wiltel Communications (Canada),

                                    Inc. and any Taxes resulting from any
                                    assessments or reassessments, if any, of the Wiltel Communications (Canada), Inc. (formerly TTS Meridian Systems, Inc.) Tax Returns; and

                           (D) any transactions the Corporation has undertaken with related non-residents;

                  provided, however, that no indemnity shall be provided by Seller under this Section 5.5.1 for any reduction in any net operating loss, capital loss or tax credit carryover allocable to the Corporation on or after the Closing Date.

         (b)      Payment by the Seller of any amount due under this Section
                  5.5.1 shall be made within thirty (30) days following written notice by the Purchaser or the Corporation that payment of such amounts to the appropriate Governmental Entity is due, provided that the Seller shall not be required to make any payment earlier than two (2) days before it is due to the appropriate Governmental Entity. In the case of any Taxes being contested in accordance with the provisions of Section 5.5.3, payment of such Taxes to the appropriate Governmental Entity will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Entity or a court or as required by any prevailing legislation in respect of Taxes if earlier.

         (c) For purposes of this Agreement, in the case of any Tax (other than a Tax based upon or measured by income, a Tax based upon or measured by capital or a sales tax) that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date by Seller shall be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

         (d)      Any amount otherwise payable by Seller under this Section
                  5.5.1 shall be reduced by the present value of any Tax benefit to Purchaser or the Corporation for a period or portion thereof beginning after the Closing Date (a "Post-Closing Date Tax Benefit").

         5.5.2 Refunds.

         (a) Purchaser shall promptly pay to Seller, any refund or credit (including any interest paid or credited with respect thereto net of any Taxes paid or payable in respect of such interest or any Taxes that would have been payable in respect of such interest but for the use of deductions otherwise available to shelter the payment of Taxes on such interest) received by Purchaser or the Corporation of Taxes (i) relating to taxation periods or portions thereof ending on or before the Closing Date, or (ii) attributable to an amount paid by Seller under
                  Section 5.5.1 hereof.

         (b) Purchaser shall, if Seller so requests and at the expense of Seller, cause the Corporation to file for and obtain any refund to which Seller is entitled under this

                  Section 5.5.2. Purchaser shall permit Seller to exercise reasonable control (at the expense of Seller) over the procedure related to such refund claim, and shall cause the Corporation to authorize by appropriate power of attorney such persons as Seller shall designate to represent the Corporation with respect to such refund claim. Purchaser shall provide Seller with reasonable access to all relevant records, books and files of the Corporation as necessary or appropriate to review and consider the existence and extent of any such claims and the procedures and other actions that may be necessary or appropriate to obtain such refunds.

         (c) Purchaser and the Corporation shall have the right and shall be given the opportunity to consult with Seller with respect to any claim made to obtain any refund pursuant to this
                  Section 5.5.2, and, in respect of any such claim, to participate in conferences with counsel, to receive copies of all relevant documentation as it becomes available, and to meet with representatives of Seller at all reasonable times to discuss the claim.

         (d) Seller and the Seller's Parent shall jointly and severally indemnify, defend and hold the Purchaser Indemnitees harmless from and against, and shall reimburse them for the present value of any liability for Taxes imposed on or payable by the Corporation in respect of a taxation period ending after the Closing Date resulting directly from any attempt made by the Seller, or the Corporation at the request of the Seller, to obtain any refund under this Section 5.5.2.

         5.5.3 Contests.

         (a) After the Closing Date, Purchaser or the Corporation shall notify Seller in writing within twenty (20) Business Days of the commencement of any Tax audit or administrative or judicial proceeding in respect of a taxation period or portion thereof of the Corporation ending on or before the Closing Date. Such notice shall contain factual information (to the extent known to Purchaser or the Corporation) describing any asserted liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted liability for Taxes. The failure to give any notice required by this Section 5.5.3(a) in a timely manner shall not limit the obligation of Seller under Section 5.5.1 except to the extent that Seller is prejudiced by such failure.

         (b) Seller may, upon written acknowledgement of the obligation to provide indemnification with respect thereto, elect to direct, through counsel of its own choosing and at the expense of Seller, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under Section 5.5.1 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If Seller elects to direct a Contest, it shall within thirty
                  (30) calendar days of receipt of the notice of the commencement of a Contest, notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause the Corporation or its successor to cooperate, at the expense of Seller

                  (which shall not include the cost of the Corporation personnel), in each phase of such Contest. If Seller elects not to direct the Contest, Purchaser or the Corporation may pay, compromise or contest such asserted liability; provided, however, that in such case, neither Purchaser nor the Corporation may settle or compromise any asserted liability without the consent of Seller, which consent shall not be unreasonably withheld. In any event, Seller may participate, at the expense of Seller, in the Contest. If Seller chooses to direct the Contest, Purchaser shall promptly empower and shall cause the Corporation or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller, as it may designate to represent Purchaser or the Corporation or its successor in the Contest in so far as the Contest involves an asserted Tax liability for which Seller would be liable under
                  Section 5.5.1.

         (c) If Seller chooses to direct the Contest, Purchaser or the Corporation shall have the right and shall be given the opportunity to consult with Seller with respect to the Contest, to participate in conferences with counsel, to receive copies of all relevant documentation as it becomes available, and to meet with representatives of Seller at all reasonable times to discuss the Contest.

         (d) If Seller chooses to direct the Contest, Seller may not settle or compromise the Contest or any asserted liability for Taxes related thereto except with the prior written consent of Purchaser or the Corporation provided if Purchaser or the Corporation withholds its consent to a settlement or compromise of any such Contest or asserted liability for Taxes which Seller is willing to accept liability for and pay the cost of, then Seller shall only be liable to indemnify Purchaser Indemnitees with respect to such Contest or asserted liability for Taxes to the extent that the amount payable on the ultimate disposition thereof is no greater than the amount Seller was willing to accept liability for pursuant to the settlement or compromise in respect of which the consent of Purchaser or the Corporation was withheld.

         (e) If Seller elects not to direct the Contest or fails to notify Purchaser of its election as herein provided or fails to acknowledge its indemnification obligation with respect thereto, neither the Purchaser nor the Corporation shall be held responsible for any liability for Taxes or other costs paid or payable by the Seller as a result of any good faith action taken by the Purchaser or the Corporation, or by the failure of the Purchaser or the Corporation to take any action, to settle or compromise the Contest.

         5.5.4 Preparation of Tax Returns.

         Seller shall prepare and timely file Tax Returns and schedules relating to the Corporation for any taxation period or portion thereof ending on or prior to the Closing Date. Purchaser shall prepare and timely file or cause the Corporation to prepare and timely file all Tax Returns for which Seller is not responsible pursuant to this Section 5.5.4 (the "Post-Closing Tax Returns"). If a Post-Closing Tax Return includes a change in reporting (other than a change in reporting that is required by applicable law) that results in a Contest and if Seller's reporting of items in prior years was reasonable based on professional advice and was permitted by the relevant tax legislation, then Seller shall have no indemnification obligations under Section 5.5.1 for liabilities resulting directly from such reporting change. Seller shall deliver to the Purchaser or the Corporation a complete and accurate copy of each Tax Return required to be filed by Seller under this Section 5.5.4 and any amendment to such Tax Return, within ten days of the date such Tax Return is filed with the appropriate Governmental Entity.

         5.5.5 Cooperation and Exchange of Information.

         Seller and Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund or tax indemnification, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes including all matters described in Section 5.5.3. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Governmental Entities. Each party shall make its employees available at no cost to the other on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Corporation will retain all Tax Returns, schedules, work papers and material records or other documents relating to Tax matters of the Corporation for all taxation periods or portions thereof ending on or before the Closing Date, which were delivered by the Seller pursuant to its obligations under this Agreement, until the later of (a) the expiration of the statute of limitations of the taxation periods to which such Tax Returns and other documents relate, including extensions for such taxation periods, or (b) eight years following the due date (including extensions) for such Tax Returns. The Seller shall be entitled to retain copies of all Tax Returns of the Corporation relating to any taxation period or portion thereof ending on or before the Closing Date. Any information obtained or retained under this Section
5.5.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

         5.5.6 Survival of Obligations in respect of Taxes.

         The obligations of the parties under this Section 5.5 shall survive the Closing and shall terminate upon the expiration of ninety days following the period, including any extensions thereof, during which an assessment, reassessment, or other form of recognized document assessing liability for Taxes could be issued with respect to Taxes for which the Seller may be liable pursuant to its obligation to indemnify Purchaser Indemnitees under Section
5.5.1 or in the event of any liability for Taxes concerning any such assessment or reassessment, until the assessment or reassessment is finally concluded.

         5.5.7 Miscellaneous.

         (a) All payments made under this Section 5.5 shall be treated as adjustments to the Purchase Price. However, if at any time and for any reason the recipient of a payment under this Section
                  5.5 (other than Section 5.5.2) becomes liable for any Taxes in respect of such payment, the payor shall indemnify and hold harmless the recipient from any such liability for Taxes attributable to such payment and for any further Taxes attributable to payments made pursuant to the payor's obligation described in this sentence.

         (b) Except as expressly provided otherwise herein and except for the representations contained in Section 3.11 of this Agreement, this Section 5.5 shall be the sole provision governing Taxes and indemnities therefor under this Agreement.

         (c) For purposes of this Section 5.5, all references to Seller, Purchaser, the Corporation and their respective Affiliates include successors and assigns thereto.

Section 5.6 NOTICE OF BREACHES.

         (a) Seller shall promptly deliver to Purchaser written notice of any event or development that would (i) render any statement, representation or warranty of Seller or the Corporation in this Agreement (including all Schedules) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Seller or the Corporation of, or a failure by Seller or the Corporation to comply with, any agreement or covenant in this Agreement applicable to Seller or the Corporation, as the case may be.

         (b) Purchaser shall promptly deliver to Seller written notice of any event or development that would (i) render any statement, representation or warranty of the Purchaser in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Purchaser of, or a failure by the Purchaser to comply with, any agreement or covenant in this Agreement applicable to the Purchaser.

         (c) No disclosure under this Section 5.6 shall be deemed to avoid or cure any misrepresentation or breach of any party herein.

         (d)      If the information disclosed pursuant to a notice under
                  Section 5.6(a) constitutes a Material Adverse Effect, the Purchaser shall be entitled to terminate this Agreement without the Seller having any cause of action or recourse against the Purchaser.

Section 5.7 WILLIAMS MARKS.

         The Corporation shall enter into a license (the "Trademark License") with the Seller and such other parties as are necessary to allow the Corporation to use and reproduce the Williams Marks on the terms and conditions of the license attached hereto as Schedule 5.7.

Section 5.8 ENTERPRISE SOFTWARE.

         (a) Seller shall seek to obtain the consent of any licensors of Enterprise Software to the transfer thereof to Corporation as of the Closing Date on commercially reasonable and customary terms. Seller's Parent and Purchaser shall (i) identify any Enterprise Software that Purchaser believes will not be required by

                  Corporation as of the Closing Date or thereafter or that Purchaser intends to replace with software from other vendors, and (ii) develop a mutually acceptable transition plan to ensure that, as of the Closing Date, Corporation will have the rights to operate its business without limitation or restriction and without violating any law or the proprietary rights of any licensor of any Enterprise Software.

         (b) To the extent that any Enterprise Software cannot be transferred to Corporation on or prior to the Closing Date or that the use of such Enterprise Software from and after the Closing Date will violate any law or the terms of any applicable license agreement, Seller's Parent shall obtain the consent of the licensor to allow Corporation temporary continued use of the Enterprise Software until the transfer of the license rights or shall make the Enterprise Software available to Corporation through the Transition Services Agreement, without materially diminishing the functionality or performance of same. To the extent that the Seller and Purchaser determine that any Enterprise Software cannot be assigned to Corporation on or prior to the Closing Date and cannot be used or made available to Corporation through the Transition Services Agreement without violating any law or applicable license agreement, the parties shall determine whether other software can be licensed or otherwise acquired by Corporation in lieu of such Enterprise Software and shall use commercially reasonable efforts to license or acquire such alternate software for Corporation.

         (c) The parties acknowledge and agree that it is their intent to work together to ensure that Corporation (i) is not limited in its operations in any way due to the failure to transfer or otherwise make available to Corporation all necessary Enterprise Software, (ii) is not required to violate any law or license agreement as the result of using any Enterprise Software as of the Closing Date or thereafter, and (iii) can license or acquire, no later than 90 days after the Closing Date (or such longer period as Purchaser may agree in writing), in their own name and not through the Transition Services Agreement, the rights to the Enterprise Software or alternate software acceptable to Purchaser.

         (d) The Seller's Parent shall reimburse the Purchaser and the Corporation for any incremental costs and expenses that they incur to use or acquire any Enterprise Software or alternative pursuant to the terms of this Article, except the Purchaser and the Corporation shall bear their own costs and expenses of its efforts to evaluate Enterprise Software or any alternatives.

Section 5.9 CROSS LICENSE AGREEMENT.

         Software owned by Seller's Parent, The Williams Companies, Inc., and Enterprise or a subsidiary of The Williams Companies, Inc., or Williams Communications Solutions, LLC, which is used in the Business by the Corporation, shall be licensed to Corporation pursuant to cross license agreements (the "Cross License Agreement") substantially in the form attached as Schedule 5.9. In the event that PEH succeeds to any such ownership in the above-described software, the Seller and the Seller's Parent shall use commercially reasonable efforts to cause PEH to settle the terms of and to sign a cross license agreement in respect of such software.

Section 5.10 TRANSITION SERVICES AGREEMENT.

         Support services provided by Seller's Parent, The Williams Companies, Inc., and Enterprise or a subsidiary of The Williams Companies, Inc., or Williams Communications Solutions, LLC, which is used in the Business by the Corporation, shall be provided to Corporation pursuant to transition services agreements (the "Transition Services Agreement") substantially in the form attached as Schedule 5.10. In the event that PEH acquires the means to provide the above-described support services, the Seller and the Seller's Parent shall use commercially reasonable efforts to cause PEH to sign a Transition Services Agreement.

Section 5.11 DISTRIBUTION AGREEMENT.

         Software applications owned by Seller's Parent, The Williams Companies, Inc., and Enterprise or a subsidiary of The Williams Companies, Inc., or Williams Communications Solutions, LLC, which is used in the Business by the Corporation, shall be licensed to Corporation and the Corporation shall be entitled to sublicense such software applications to its customers pursuant to a distribution agreement (the "Distribution Agreement") substantially in the form attached as Schedule 5.11. In the event that PEH succeeds to any such ownership in the above-described software, the Seller and the Seller's Parent shall use commercially reasonable efforts to cause PEH to settle the terms and sign a distribution agreement in respect of such software.

Section 5.12 ASSETS TO BE PROVIDED BEFORE CLOSING.

         Seller's Parent, The Williams Companies, Inc. or a subsidiary of The Williams Companies, Inc., or Williams Communications Solutions, LLC and their successors and assigns, which include without limitation PEH, shall provide the assets listed in Schedule 2.5(d) to the Corporation prior to the Closing Date.

                                   ARTICLE 6.
                              CONDITIONS TO CLOSING

Section 6.1 CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of such date. The covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof.

         (b) Approvals. Any required consent, approval or waiting period (and any extension thereof) applicable to the purchase of the Purchased Shares contemplated hereby shall have been received, expired or shall have been terminated, as appropriate. Without limiting the generality of the foregoing, (i) either (a) the Commissioner of Competition (the "Commissioner") shall have issued an advance ruling certificate (an "ARC") under section 102 of the Competition Act in respect of the transaction contemplated in this Agreement and shall not have subsequently withdrawn or purported to have withdrawn such ARC prior to the acquisition by the Purchaser of the Purchased Shares pursuant to this Agreement or have stated or otherwise indicated that he has obtained new information as a result of which he is no longer satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the transaction contemplated in this Agreement; or (b) the applicable time period under section 123 of the Competition Act shall have expired, and the Commissioner or his authorized representative shall have advised the Seller (on terms and in a form satisfactory to the Seller) that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the transaction contemplated in this Agreement and neither the Commissioner nor any of his representatives shall have rescinded or amended such advice; and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any other applicable foreign competition laws, shall have expired.

         (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use their reasonable efforts to have any such order or injunction vacated.

         (d) The Excluded Assets. All actions shall have been taken to distribute to Seller (or otherwise dispose of) all of the assets and liabilities included in and as contemplated by
                  Section 2.5.

         (e) Execution of the Ancillary Agreements. The Corporation and PEH shall have entered into the Transition Services Agreement, the Distribution Agreement and the cross license agreement between the Corporation and PEH referred to in Section 5.9; and the Corporation and TWC or its Affiliates shall have entered into the Transition Services Agreement, the Trademark License and the Cross License Agreement, all of which are referred to collectively as the "Ancillary Agreements".

Section 6.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

         The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Purchaser, at or prior to the Closing, of each of the following conditions precedent:

         (a) The representations and warranties of the Seller, the Seller's Parent and the Corporation contained in this Agreement, or in any certificate or other document delivered to the Purchaser pursuant hereto, shall be true and correct in all material respects on or as of the Closing Date, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of such date. The covenants contained in this Agreement to be complied with by Seller, the Seller's Parent or the Corporation on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received certificates from Seller to such effect signed by a duly authorized officer thereof.

         (b) Since December 31, 2000, except for the sale of the CNG Business pursuant to the CNG Business Sale Agreement, no change shall have occurred in the business, operations, results of operations, assets, liabilities, capitalization or condition (financial or otherwise), of the Corporation, whether or not in the ordinary course of business, whether separately or in aggregate with other occurrences or developments, and whether insured against or not, which could be reasonably expected to have a Material Adverse Effect on the Corporation.

         (c) At or before the Closing Date, there will have been obtained from all appropriate federal, provincial, state, municipal and other governmental or administrative bodies or any other person all such approvals and consents in form and on terms satisfactory to counsel for the Purchaser as may be required in order to permit the change in ownership of the Purchased Shares as herein contemplated without affecting or resulting in any cancellation or termination of or reduction of any right under any material permit, license, contract, agreement or lease held by the Corporation.

         (d) Without limiting the generality of Sub-section 6.2(c): (i) either (a) the Commissioner of Competition (the "Commissioner") shall have issued an advance ruling certificate (an "ARC") under section 102 of the Competition Act in respect of the transaction contemplated in this Agreement and shall not have subsequently withdrawn or purported to have withdrawn such ARC prior to the acquisition by the Purchaser of the Purchased Shares pursuant to this Agreement or have stated or otherwise indicated that he has obtained new information as a result of which he is no longer satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the transaction contemplated in this Agreement; or (b) the applicable time period under section 123 of the Competition Act shall have expired, and the Commissioner or his authorized representative shall have advised the Purchaser (on terms and in a form satisfactory to the Purchaser) that the Commissioner does not intend to make an application under section 92 of the Competition Act in respect of the transaction contemplated in this Agreement and neither the Commissioner nor any of his representatives shall have rescinded or amended such advice; and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any other applicable foreign competition laws, shall have expired.

         (e) No action or proceeding by law or in equity will be pending or threatened by any person to enjoin or prohibit: (i) the purchase and sale of the Purchased Shares contemplated hereby or the right of the Purchaser to own the Purchased Shares, or
                  (ii) the right of each the Corporation to carry on the Business.

         (f) All actions shall have been taken to distribute to Seller (or otherwise dispose of) all of the assets and liabilities, included in and as contemplated by Section 2.5 and a certificate from an officer of each of the Seller and the Seller's Parent that the CNG Business has been sold pursuant to the CNG Business Sale Agreement and all filings and remittances have been made by the Corporation.

         (g) No legislation (whether by statute, by-law, regulation or otherwise) shall have been enacted, introduced or announced which, in the reasonable opinion of the Purchaser, adversely affects or may adversely affect the operations of the Business.

         (h) Any obligations or agreements of the Corporation which will or may in any way materially inhibit the current or future operations and businesses of the Purchaser and its subsidiaries (including without limitation the Corporation, if acquired), including without limitation, the supply agreement between ATT Canada and the Corporation, effective upon Closing Date, being cancelled or amended upon terms and conditions satisfactory to the Purchaser.

         (i)      Execution and delivery of the Ancillary Agreements.

         (j) The Seller and the Purchaser shall work co-operatively and in good faith to cause PEH to enter into agreement(s) (the "Canadian Customers Agreement") with the Purchaser, on terms and conditions mutually satisfactory to the Purchaser and PEH or otherwise effect the assignment of the Canadian portion of the those agreements listed in Schedule 6.2(j) such that after Closing, the Corporation will continue to serve such customers in Canada, and receive revenues in Canada which relate to any goods and services relating to the Business purchased by such customers in Canada.

Section 6.3 REASONABLE EFFORTS.

         Seller shall cause the conditions in Section 6.2 to be satisfied provided that where such conditions are dependant upon third party performance, the Seller shall use its reasonable efforts to obtain satisfaction of such conditions. Purchaser shall cause the conditions referred to in Section 6.1 to be satisfied provided that where such conditions are dependant upon third party performance, the Purchaser shall use its reasonable efforts to obtain satisfaction of such conditions. Except as expressly provided in this Agreement, each of the parties agrees to use its reasonable efforts to assist and co-operate with the other part hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the fulfilling of the conditions of Closing, including the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered, (ii) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings (including filings with governmental or regulatory agencies or authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the defending of any suits, actions or any other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

Section 6.4 NON-COMPETITION, CONFIDENTIALITY AND NON-SOLICITATION

         (a) Confidentiality

                  (i)      Seller and Seller's Parent

                  Up to and following completion of the transactions contemplated by the Sale and Purchase Agreement, each of the Seller and the Seller's Parent shall hold in strict confidence and shall not use, or disclose to any Third Party, any confidential or proprietary information or material of any kind relating to the Business, including financial data, business plans, customer names and lists, products, services, Intellectual Property, trade practices and know-how pertaining to any of the Corporation, the Purchase Price and the terms of this Agreement. The Seller and the Seller's Parent agree that all restrictions contained in this Section 6.4(a) are reasonable and valid and all defences to the strict enforcement thereof by the Corporation and the Purchaser are hereby waived by them.

                  Obligations of the Seller and the Seller's Parent arising under this Section 6.4(a) do not apply to any information that:

                           (A) is or becomes publicly available through no act or omission of the Seller and the Seller's Parent intending to use or disclose such information;

                           (B) is furnished in good faith to the Seller and the Seller's Parent by a Third Party lawfully in possession of the information and not in breach of any confidentiality obligation;

                           (C)      is reasonably required to be disclosed:

                                    (A)      to, or pursuant to the order of, a
                                             court, tribunal or a governmental
                                             authority (including Canada Customs
                                             Revenue Agency or a regulated stock
                                             exchange) where the

                                             Seller and the Seller's Parent are
                                             required to make such disclosure
                                             pursuant to any applicable laws; or

                                    (B)      by Seller and the Seller's Parent
                                             in pursuing or defending Claims;

                                    provided that prior to any such disclosure in (i) or (ii) above, the Seller and the Seller's Parent shall notify the Corporation and the Purchaser promptly of such requirement so that the Corporation and the Purchaser may seek a protective order or other appropriate remedy. If no such protective order or other remedy is obtained, the Seller and the Seller's Parent will furnish or disclose only that information that they are advised by their legal counsel is required to be released by such Applicable Laws, or in order to properly pursue or defend any Claims, and only to the Persons and to the extent reasonably required, and the Seller and the Seller's Parent will exercise their commercial best efforts to obtain assurances from such court, tribunal, or governmental authority that confidential treatment will be given to such information so disclosed; or

                           (D) is disclosed to the Seller's and the Seller's Parent's professional legal or financial advisor provided such legal or financial advisor is required to hold such information in confidence on terms and conditions substantially similar to the terms and conditions imposed on the Seller and the Seller's Parent by this Section.

                  (ii)     Purchaser

                  Up to and following completion of the transactions contemplated by the Sale and Purchase Agreement, the Purchaser shall hold in strict confidence and shall not use, or disclose to any Third Party, any confidential or proprietary information or material of any kind relating to the Seller and the Seller's Parent, including financial data, business plans, customer names and lists, products, services, Intellectual Property, trade practices and know-how pertaining to any of the Seller or the Seller's Parent, the Purchase Price and the terms of this Agreement. The Purchaser agrees that all restrictions contained in this Section 6.4(a) are reasonable and valid and all defences to the strict enforcement thereof by the Seller and the Seller's Parent are hereby waived by the Purchaser.

                  Obligations of the Purchaser arising under this Section 6.4(a) do not apply to any information that:

                           (A) is or becomes publicly available through no act or omission of the Purchaser intending to use or disclose such information;

                           (B) is furnished in good faith to the Purchaser by a Third Party lawfully in possession of the information and not in breach of any confidentiality obligation;

                           (C)      is reasonably required to be disclosed:

                                    (A)      to, or pursuant to the order of, a
                                             court, tribunal or a governmental
                                             authority (including Canada Customs
                                             Revenue Agency or a regulated stock
                                             exchange) where the Purchaser is
                                             required to make such disclosure
                                             pursuant to any applicable laws; or

                                    (B)      by Purchaser in pursuing or
                                             defending Claims;

                                    provided that prior to any such disclosure in (A) or (B) above, the Purchaser shall notify the Seller and the Seller's Parent and the Purchaser promptly of such requirement so that the Seller and the Seller's Parent may seek a protective order or other appropriate remedy. If no such protective order or other remedy is obtained, the Purchaser will furnish or disclose only that information that they are advised by their legal counsel is required to be released by such Applicable Laws, or in order to properly pursue or defend any Claims, and only to the Persons and to the extent reasonably required, and the Purchaser will exercise their commercial best efforts to obtain assurances from such court, tribunal, or governmental authority that confidential treatment will be given to such information so disclosed; or

                           (D) is disclosed to the Seller's and the Seller's Parent's professional legal or financial advisor provided such legal or financial advisor is required to hold such information in confidence on terms and conditions substantially similar to the terms and conditions imposed on the Purchaser by this Section.

         (b)      Non-Competition and Non-Solicitation

                  (i) Except as specifically provided for herein, none of the Seller and the Seller's Parent shall, directly or indirectly (through one or more of the Seller or the Seller's Affiliates), for a period following the Closing Date until December 31, 2002:

                           (A) Compete with the Corporation in the business of sales, procurement, installation, support and/or maintenance activities in relation to telecommunication equipment located on enterprise customers' premises, excluding any such sales, installation, support and/or maintenance activities as are carried out in support of the network and broadband media businesses carried out by Seller's Parent. (the "Restricted Business") within Canada; or

                           (B) enter into, invest, sponsor, promote, foster or otherwise participate in the ownership, conduct, operation or management of any person (including in the capacity of an employee of or consultant to such person) engaged primarily in a business similar to, or the same as, the Restricted Business in Canada in competition with Corporation, provided that nothing herein shall prohibit the acquisition by the Seller and the Seller's Parent collectively of not more than five percent (5%) of the total voting power of any publicly traded person.

                  (ii) All parties to this Agreement, including the Seller and the Seller's Parent, agree that if any part of
                           Section is held unenforceable at law or in equity, then the foregoing covenant shall be reduced in scope or limited as to term, geographical area or otherwise to the extent deemed necessary, as determined by the Corporation, acting in its absolute discretion, so that the foregoing, as so reduced or limited, is enforceable at law and in equity and the unenforceable part shall be deemed to be severed from the balance, which balance shall survive and be of full of force and effect as among the parties to this Agreement.

                  (iii) None of the Seller and the Seller's Parent shall, directly or indirectly, for a period of one year following the Closing Date, (a) solicit, directly or indirectly, trade in the Restricted Business in Canada, or (b) intentionally interfere with the customer relationships of Corporation.

                  (iv) None of the Seller and the Seller's Parent shall, directly or indirectly, for a period of one year following the Closing Date, solicit or induce, or attempt to solicit or induce, any Employee to leave employment with the Corporation for any reason whatsoever. For the purposes of this section, the publication or advertisement by Seller and the Seller's Parent of a general solicitation for employment in a newspaper, trade journal or other publication or media of general interest, and the employment of any Employee who responds to a general solicitation for employment not targeted at a specific employee, shall not be a breach hereof. In addition to the foregoing, neither the Seller nor the Seller's Parent shall hire the employees listed in
                           Schedule 6.4(b)(iv) for a period of one year following the Closing Date.

                  (v) The Purchaser shall not, directly or indirectly, for a period of one year following the Closing Date, solicit or induce, or attempt to solicit or induce, any employee of Seller or any of its Affiliates that the Purchaser has been introduced to in connection with the transaction contemplated in this Agreement, save and except the Employees, to leave such employ for any reason whatsoever. For the purposes of this section, the publication or advertisement by the Purchaser of a general solicitation for employment in a newspaper, trade journal or other publication or media of general interest, and the employment of any employee of Seller or any of its

                           Affiliates who responds to a general solicitation for employment not targeted at a specific employee, shall not be a breach hereof.

                                   ARTICLE 7.
                                 INDEMNIFICATION

Section 7.1 SURVIVAL.

         Subject to Section 7.2 and except as otherwise provided in Section 5.5.6, the representations, warranties, covenants and agreements contained in this Agreement or any schedule, certificate, document or statement delivered hereto or thereto shall survive the Closing. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement or any schedule, certificate, document or statement delivered hereto or thereto and the related indemnity obligations set forth in Section 7.2 shall terminate on, and no claim or action with respect thereto may be brought after, the second anniversary of the Closing Date, except that (i) the representations and warranties with respect to Seller's title to the Purchased Shares set forth in
Section 3.3 and any claims arising from the sale of the CNG Business shall survive until the expiration of the applicable statute of limitations, including any extension thereof and except that (ii) the representations and warranties set out in Section 3.18 as they apply to ownership and rights in intellectual property embodied in those items set out in Schedule 7.1 shall survive for a period of five (5) years following the Closing Date, which shall be reduced to two (2) years to the extent that proof of the Corporation's ownership or rights to use (and modify as the case may be) such software is provided to the Purchaser. The expiration of any representation and warranty shall not affect any Claim made prior to the date of such expiration, but shall extinguish a party's rights under Claims not made prior to such date.

Section 7.2 INDEMNIFICATION.

         (a) From and after the Closing Date, Seller and Seller's Parent shall jointly and severally indemnify, defend, and hold the Purchaser Indemnitees harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred in investigating or defending any of the foregoing, and other reasonable expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (individually a "Loss" and collectively "Losses") sustained or incurred by a Purchaser Indemnitee resulting or arising from (i) any inaccuracy in or breach of any of Seller's representations and warranties set forth in this Agreement or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of a Seller pursuant hereto or thereto, (ii) any breach of any covenant, obligation or agreement of Seller contained in this Agreement or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto, or (iii) any liabilities and obligations related to the CNG Business and the Excluded Assets including, without limitation, the assumption and satisfaction of obligations by Milgo Solutions Canada Company under the terms of the CNG Business Sale Agreement.

         (b) From and after the Closing Date, the Purchaser and the Corporation shall jointly and severally indemnify, defend, and hold the Seller Indemnitees harmless from and against, and shall reimburse them for, any and all Losses sustained or incurred by a Seller Indemnitee resulting or arising from (i) any inaccuracy in or breach of any of Purchaser's representations or warranties set forth in this Agreement or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto, or (ii) any breach of any covenant, obligation or agreement of Purchaser contained in this or in any agreement contemplated hereby or executed in connection herewith, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto.

         (c) Losses shall be computed net of payments received by the Indemnified Party under any insurance policy or collected from third parties with respect to such Losses. All Losses paid pursuant to this Article 7 will be treated as adjustments to the Purchase Price. However, if at any time and for any reason the recipient of a payment on account of Losses becomes liable for any Taxes in respect of such payment, the payor shall indemnify and hold harmless the recipient from any such liability for Taxes attributable to such payment and for any further Taxes attributable to payments made pursuant to the payor's obligation described in this sentence.

         (d) The party making a claim (except for a claim for Taxes) under this Section 7 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this
                  Section 7 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section 7 shall be asserted and resolved as follows:

                  (i) in the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. At the request of any Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party to make claims under any insurance policies which may partially or wholly reimburse the Indemnified or Indemnifying Party for any Losses resulting from the claims or demands specified in the Claim Notice and to make claims against any third parties which may be wholly or partially responsible for such Losses, and use reasonable efforts to collect under such insurance policies or from such third parties. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party;

                  (ii) so long as any right to indemnification exists pursuant to this Article 7, the affected parties each agree to retain all books and records related to the Claim Notice. In each instance, the Indemnified Party shall have the right (subject to the attorney/client privilege) to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

         (e) Anything contained in this Agreement to the contrary notwithstanding, (i) Seller shall not be liable for any amounts for which Purchaser is entitled to indemnification unless and until the aggregate amount for which Purchaser is entitled to indemnification from Seller pursuant to this Agreement exceeds the threshold amount of One Million Dollars ($1,000,000) (the "Threshold"), at which time Seller shall be liable for all amounts for which the Purchaser Indemnitees are entitled to indemnification; and (ii) neither the Seller or the Seller's Parent on the one hand, nor the Purchaser or the Corporation on the other hand, shall be required to make indemnification payments pursuant to this Section 7.2 that exceed in the aggregate Nineteen Million Dollars ($19,000,000). In determining whether the foregoing Threshold amount has been exceeded and in otherwise determining the amount to which the Indemnified Party is entitled to assert a claim for indemnification pursuant to this Section 7.2, only actual, and not consequential or other special losses, shall be indemnifiable.

Section 7.3 TAX MATTERS.

         The rights and obligations of the parties with respect to indemnification for any and all Taxes shall be governed by Section 5.5 except that any amounts for which Purchaser is entitled to indemnification under
Section 5.5 shall form part of the aggregate amount for which Purchaser is entitled to indemnification from Seller pursuant to this Agreement for the purposes of Section 7.2(e) and will therefore be subject to the Threshold provisions therein.

                                   ARTICLE 8.
                             TERMINATION AND WAIVER

Section 8.1 TERMINATION.

         This Agreement may be terminated at any time prior to the Closing:

         (a)      by the mutual written consent of Seller and Purchaser;

         (b)      by Purchaser, if any of the conditions set forth in Section
                  6.2 are not satisfied on or prior to, or, in the reasonable, good faith determination of Purchaser, not capable of being satisfied on or prior to the Closing Date, and shall not have been waived by Purchaser;

         (c) by Seller, if any of the conditions set forth in Section 6.1 are not satisfied on or prior to, or, in the reasonable, good faith determination of Seller, not capable of being satisfied on or prior to the Closing Date, and shall not have been waived by Seller;

         (d) by the Purchaser if the sale of the CNG Business is not completed, as provided in Section 2.5 of this Agreement;

         (e)      by any party if the Closing has not taken place by July
                  31,2001;

provided, however, that the party seeking termination pursuant to clause (b),
(c), (d) or (e) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 EFFECT OF TERMINATION.

         In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in, Section 5.3, Section 7.2, Section 9.1 and Section 9.3, and nothing herein shall relieve either party from liability for any willful breach hereof.

Section 8.3 WAIVER.

         At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby or its solicitors on behalf of the party to be bound. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE 9.
                                  MISCELLANEOUS

Section 9.1 EXPENSES.

         Except as otherwise may be agreed in writing or as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, with the understanding that the legal fees and expenses and other costs and expenses incurred by the Corporation are expenses of, and shall be paid by, the Seller and not by the Corporation.

Section 9.2 NOTICES.

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made when delivered personally or three Business Days after having been sent by registered or certified mail, postage prepaid, return receipt requested, or one Business Day after having been sent by facsimile transmission or by Federal Express or other comparable nationally recognized overnight courier service (receipt requested), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Seller or Seller's Parent to:
                  Williams Communications, LLC
                  One Williams Center
                  Tulsa, Oklahoma 74172
                  Attn:  James W. Dutton
                  Fax:  (918) 573-6216

With copies to:
                  P. David Newsome, Jr., General Counsel
                  Williams Communications Group, Inc.
                  One Williams Center, Suite 4100
                  Tulsa, Oklahoma 74172
                  Fax:  (918) 573-3005

                  John N. Hove
                  Conner & Winters,
                  A Professional Corporation
                  3700 First Place Tower
                  15 East Fifth Street
                  Tulsa, Oklahoma 74103
                  Fax:  (918) 586-8547

If to Purchaser to:
                  21 - 3777 Kingsway
                  Burnaby, B.C., Canada V5H 3Z7
                  Attn:    James W. Peters, Executive Vice President,
                   Corporate Development and General Counsel
                  Fax:  (604) 437-8560

Section 9.3 PUBLIC ANNOUNCEMENTS.

         Except as required by law, rules or regulations of any stock exchange or Governmental Entity, from the date hereof through the Closing Date, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 9.4 HEADINGS.

         The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5 SEVERABILITY.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.6 ENTIRE AGREEMENT.

         This Agreement (including the Schedules and the other documents and instruments referred to herein) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 9.7 ASSIGNMENT.

         Neither this Agreement nor any of the parties' rights, interests or obligations hereunder shall be assignable by operation of law or otherwise by either party hereto without the prior written consent of the other parties hereto, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement and it's rights, interests and obligations under this Agreement to an Affiliate, provided however that such assignment shall not relieve the Purchaser from its obligation to complete the transaction and perform the Purchaser's obligations contemplated in this Agreement on the terms described herein. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect.

Section 9.8 NO THIRD PARTY BENEFICIARIES.

         This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors or assigns, any legal or equitable right, benefit or remedy or any nature whatsoever under or by reason of this Agreement, including without limitation any rights of employment.

Section 9.9 AMENDMENT.

         This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

Section 9.10 GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

Section 9.11 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 FACSIMILE SIGNATURES.

         This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three Business Days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

Section 9.13 NO PRESUMPTION.

         With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted and if at any time the parties hereto desire or are requested to interpret or construe any such term or condition or any agreement on instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 9.14 RULES OF INTERPRETATION

         In this Agreement and the Schedules:

         TIME - time is of the essence in the performance of the Parties' respective obligations;

         CURRENCY - unless otherwise specified, all references to money amounts are to lawful currency of the United States of America;

         HEADINGS - descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

         SINGULAR, ETC. - use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

         CONSENT - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, or within any extension of the time agreed to by the Parties, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

         CALCULATION OF TIME - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

         BUSINESS DAY - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day; and

         INCLUSION - where the word "including" or "includes" appears in this Agreement, it means "including (or includes) without limitation".

Section 9.15 SCHEDULES

         The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Section 9.16 FURTHER ASSURANCES

         The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement., and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

         IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.

                                     WCS, INC.

                        [SEAL]
                                     Per: /s/ PATTI L. SCHMIGLE
                                         ---------------------------------------
                                         Patti L. Schmigle
                                         President


                                     WILLIAMS COMMUNICATIONS, LLC
                        [SEAL]
                                     Per: /s/ HOWARD E. JANZEN
                                         ---------------------------------------
                                         Howard E. Janzen
                                         President and CEO



                                     TELUS COMMUNICATIONS INC.


                                     Per: /s/ JAMES W. PETERS
                                         ---------------------------------------
                                         James W. Peters
                                         Executive Vice President, Corporate
                                         Development and General Counsel

                             EXHIBITS AND SCHEDULES

                           SCHEDULES: [TO BE PROVIDED]